Exhibit 23.1

Consent of Independent Appraisal Firm

We hereby consent to the reference to Willamette Management Associates and to the incorporation of information contained in our Summary Appraisal Report, dated January 12, 2009 in the Quarterly Report on Form 10-Q of The PBSJ Corporation for the quarter ended March 31, 2009, to which this consent is an exhibit.

Sincerely,

/s/ Malcolm R. Hartman
Malcolm R. Hartman, Principal
Willamette Management Associates

Atlanta, Georgia

May 13, 2009